Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL FOURTH QUARTER AND FISCAL YEAR 2025 FINANCIAL RESULTS

●	In Q4 FY25, Sales Increased 23.2% YOY to $222.0 Million with Strong Momentum from New Products and Fast Growth Markets
●	Q4 FY25 GAAP Operating Margin of 15.6%; Record Adjusted Operating Margin of 20.6% - Up 120 bps Sequentially and 350 bps YOY
●	Paid Down $27 Million of Debt in Q4 FY25; Net Debt to EBITDA Ratio Lowered to 2.6x
●	Record Operating Performance in FY25:
o	GAAP Gross Margin of 39.9%; Record Adjusted Gross Margin of 41.7%, up 230 bps YOY
o	GAAP EBIT Margin of 11.8%; Record Adjusted EBIT Margin of 19.1%, up 210 bps YOY
o	GAAP EPS of $4.65; Record Adjusted EPS of $7.98, up 5.8% YOY
●	In FY26, Expect Sales to Increase >$100 Million; Plan to Release >15 New Products, Contributing ~300 bps of Growth; Fast Growth Market Sales Expected to Grow ~45% and Exceed $265 million

SALEM, NH – July 31, 2025 – Standex International Corporation (NYSE: SXI) today reported financial results for the fourth quarter of fiscal year 2025 ended June 30, 2025.

Summary Financial Results - Total
($M except EPS and Dividends)	4Q25	4Q24	3Q25	Y/Y	Q/Q
Net Sales	$222.0	$180.2	$207.8	23.2%	6.9%
Operating Income – GAAP	$34.7	$27.1	$26.3	27.9%	32.3%
Operating Income – Adjusted	$45.8	$30.8	$40.3	48.7%	13.4%
Operating Margin % - GAAP	15.6%	15.1%	12.6%	+ 50 bps	+ 300 bps
Operating Margin % - Adjusted	20.6%	17.1%	19.4%	+ 350 bps	+ 120 bps
Net Income from Continuing Ops – GAAP	$15.5	$19.7	$22.8	-21.4%	-32.1%
Net Income from Continuing Ops – Adjusted	$27.5	$22.4	$23.5	22.8%	17.1%

EBITDA	$45.2	$33.9	$35.7	33.5%	26.8%
EBITDA margin	20.4%	18.8%	17.2%	+ 160 bps	+ 320 bps
Adjusted EBITDA	$51.6	$35.5	$45.3	45.5%	13.9%
Adjusted EBITDA margin	23.2%	19.7%	21.8%	+ 350 bps	+ 140 bps

Diluted EPS – GAAP	$1.23	$1.66	$1.81	-25.9%	-32.0%
Diluted EPS – Adjusted	$2.28	$1.89	$1.95	20.6%	16.9%
Dividends per Share	$0.32	$0.30	$0.32	6.7%	0.0%

Free Cash Flow	$24.9	$22.2	$3.5	11.9%	614.2%

Funded Debt to EBITDA per the Credit Facility	2.6x	0.0x	2.8x	NM	-7.1%
Net Debt to EBITDA	2.6x	0.0x	3.0x	NM	-13.3%

*Adjusted operating income, adjusted operating margin, and adjusted EPS for all periods now exclude amortization expense from acquired intangible assets.

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We concluded our fiscal year with a very strong performance in the fourth quarter. Adjusted operating margin expanded 350 basis points year-on-year to a record 20.6% and adjusted earnings per share grew more than 20% to a record $2.28. These results reflect the continued evolution of our portfolio, accelerated by the acquisition of the Amran/Narayan Group in October 2024, and continued solid operational performance from core businesses. We paid down approximately $27 million of debt in the fiscal fourth quarter, and our net leverage ratio was reduced to 2.6x.”

“Our fast growth market sales totaled $61 million or approximately 28% of total sales and have exceeded our expectations for the fiscal year. We remain confident about the Company’s exposure to positive secular trends in electrical grid, electric and hybrid vehicles, renewable energy, commercialization of space, and defense, and we are reaffirming our long-term target for fast growth market sales of $340 million plus by fiscal year 2028. In addition, we launched three additional new products in the fiscal fourth quarter totaling 16 in fiscal year 2025, delivering 2.5% of incremental sales.”

“Our acquisitions continue to perform well, and we are investing towards their future growth. Within Amran/Narayan, we expanded capacity in Houston and India and have begun commissioning our greenfield site in Croatia with shipments to begin within the next four months.”

“Following record profitability in fiscal year 2024, we delivered several new records in fiscal year 2025 in adjusted gross margin, adjusted operating income, adjusted operating margin, and adjusted earnings per share. We remain optimistic about our long-term operating margin potential as we leverage organic growth, driven by our fast growth end markets and higher sales contribution from new products.”

“Our regional presence, strong customer relationships, and our disciplined approach to pricing and productivity actions position us well to manage through the fluid global trade and economic environment. We plan to continue to invest in our key strategic growth priorities, while closely managing our cost structure, driving productivity and pricing actions and seeking alternate sources of supply. We remain on track to achieve our long-term financial targets by fiscal 2028 and remain confident in our ability to pay down debt to optimize our capital structure and be positioned to seize any future opportunities.”

Fiscal First Quarter 2026 Outlook

In fiscal first quarter 2026, on a year-on-year basis, the Company expects significantly higher revenue comprised of the contribution from recent acquisitions and low-single-digit organic growth, along with significant adjusted operating margin expansion. On a sequential basis, the Company expects slightly lower revenue, as contribution from recent acquisitions, higher sales into fast growth end markets, and realization of pricing initiatives are more than offset by project timing in Engineering Technologies and the impact of seasonality in Europe within Electronics and Engraving. The Company expects slightly lower adjusted operating margin sequentially due to lower sales and less favorable product mix.

Fisal Year 2026 Outlook

In fiscal year 2026, barring any unforeseen economic, global trade, or tariffs related disruptions, the Company expects revenue to grow by over $100 million and continued adjusted operating margin expansion, primarily driven by mid-to-high-single-digit organic growth in Electronics, double-digit organic growth in Engineering Technologies, and the contribution from recent acquisitions. The Company plans to release over fifteen new products that it expects will contribute approximately 300 bps of incremental growth. Sales from fast growth markets are expected to grow approximately 45% year-on-year and exceed $265 million. In fiscal year 2026, the Company is on track to further reduce its net debt to EBITDA ratio, positioning the Company well to fund future organic and inorganic opportunities.

Fourth Quarter Segment Operating Performance

Electronics (52% of sales; 63% of segment adjusted operating income)

	4Q25	4Q24	% Change
Electronics ($M)
Revenue	115.2	80.4	43.2%
GAAP Operating Income	28.0	16.1	73.5%
GAAP Operating Margin %	24.3	20.1
Adjusted Operating Income*	32.9	17.8	84.7%
Adjusted Operating Margin %*	28.5	22.1

* Excludes the amortization of acquired backlog, the step-up of inventory to fair value, and acquired intangible assets; Q4 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $34.8 million or 43.2% year-on-year, reflecting a 41.0% benefit from acquisitions, organic growth of 0.3% and a 1.9% benefit from foreign currency. Adjusted operating income increased approximately $15.1 million or 84.7% year-on-year due to the contribution from the Amran/Narayan Group acquisition, pricing and productivity initiatives, and product mix.

The segment had a book-to-bill ratio of approximately 1.03 in the fiscal fourth quarter, with orders of approximately $118 million, an increase of approximately $10 million sequentially. Orders in Electronics’ core business were up sequentially with a continued increase in demand in the electrical grid end market served by Amran/Narayan Group.

In fiscal first quarter 2026, on a sequential basis, the Company expects slightly lower revenue, reflecting the contribution from the Amran/Narayan Group acquisition, higher sales into fast growth end markets, and price realization, more than offset by the impact of seasonality in Europe. The Company expects slightly lower adjusted operating margin, primarily driven by product mix and continued strategic growth investments.

Engineering Technologies (14% of sales; 11% of segment adjusted operating income)

	4Q25	4Q24	% Change
Engineering Technologies ($M)
Revenue	32.0	25.3	26.8%
GAAP Operating Income	4.3	5.3	-18.3%
GAAP Operating Margin %	13.5	20.9
Adjusted Operating Income*	5.9	5.3	11.8%
Adjusted Operating Margin %*	18.4	20.9

* Excludes the amortization of acquired backlog, the step-up of inventory to fair value, and acquired intangible assets

Revenue increased approximately $6.8 million or 26.8% year-on-year reflecting a 25.0% benefit from the McStarlite acquisition, organic growth of 0.9%, and a foreign currency benefit of 0.9%. Organic growth was primarily driven by growth in sales from new products. Adjusted operating income increased approximately $0.6 million or 11.8% year-on-year reflecting the contribution from the recent acquisition and higher volume.

In fiscal first quarter 2026, on a sequential basis, the Company expects slightly lower revenue and adjusted operating margin due to project timing.

Scientific (8% of sales; 8% of segment adjusted operating income)

	4Q25	4Q24	% Change
Scientific ($M)
Revenue	17.9	17.5	2.3%
GAAP Operating Income	4.1	4.9	-16.6%
GAAP Operating Margin %	22.9	28.1
Adjusted Operating Income*	4.3	5.2	-16.1%
Adjusted Operating Margin %*	24.3	29.6

* Excludes the amortization of acquired intangible assets; Q4 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $0.4 million or 2.3% year-on-year reflecting a 16.1% benefit from the Custom Biogenic Systems acquisition, mostly offset by an organic decline of 13.9% from lower demand at academic and research institutions that were impacted by NIH funding cuts. Adjusted operating income decreased approximately $0.8 million or 16.1% year-on-year due to organic decline partially offset by contribution from the acquisition.

In fiscal first quarter 2026, on a sequential basis, the Company expects slightly higher revenue and similar adjusted operating margin.

Engraving (15% of sales; 10% of segment adjusted operating income)

	4Q25	4Q24	% Change
Engraving ($M)
Revenue	33.0	32.7	0.6%
GAAP Operating Income	4.6	3.9	17.8%
GAAP Operating Margin %	14.1	12.0
Adjusted Operating Income*	5.0	4.4	14.9%
Adjusted Operating Margin %*	15.2	13.3

* Excludes the amortization of acquired intangible assets; Q4 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $0.2 million or 0.6% year-on-year reflecting a foreign currency benefit of 1.2%, partially offset by a 0.6% organic decline, primarily due to continued softness in North America from delays in new platform rollouts. Adjusted operating income increased approximately $0.6 million or 14.9% year-on-year due to the realization of previously announced productivity initiatives and restructuring actions.

In fiscal first quarter 2026, on a sequential basis, the Company expects similar revenue and slightly higher adjusted operating margin due to seasonality affecting Europe, offset by slightly improved demand in North America and Asia, and realization of previously announced restructuring actions. In the fiscal first quarter, the Company secured a source award from a major OEM in North America to supply soft trim parts for a calendar year 2026 program.

Specialty Solutions (11% of sales; 8% of segment adjusted operating income)

	4Q25	4Q24	% Change
Specialty Solutions ($M)
Revenue	23.9	24.2	-1.2%
Operating Income	4.5	5.4	-17.2%
Operating Margin %	18.6	22.2

Specialty Solutions revenue decreased approximately $0.3 million or 1.2% year-on-year, reflecting general market softness in the Display Merchandising business and in the Hydraulics business. Operating income decreased approximately $0.9 million or 17.2% year-on-year due to lower volume.

In fiscal first quarter 2026, on a sequential basis, the Company expects similar revenue and slightly higher operating margin.

Capital Allocation

●	Interest: In fiscal first quarter 2026, the Company expects interest expense to be approximately $9 million.

●

Share Repurchase: During the fiscal fourth quarter of 2025, the Company didn’t repurchase shares. There was approximately $28 million remaining on the Company’s current share repurchase authorization at the end of the fiscal fourth quarter 2025.

●

Capital Expenditures: In fiscal fourth quarter 2025, the Company’s capital expenditures were $8.6 million compared to $6.5 million in the fiscal fourth quarter of 2024. The Company expects fiscal year 2026 capital expenditures between $33 million and $38 million. Capital expenditures were $28.3 million in fiscal year 2025.

●

Dividend: On July 24, 2025, the Company declared a quarterly cash dividend of $0.32 per share, an approximately 6.7% year-on-year increase. The dividend is payable August 22, 2025, to shareholders of record on August 8, 2025.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $448.0 million on June 30, 2025, compared to ($5.3) million at the end of fiscal fourth quarter 2024. Net (cash) debt for the fourth quarter of 2025 consisted primarily of long-term debt of $552.5 million and cash and equivalents of $104.5 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended June 30, 2025, was $33.4 million compared to $28.7 million in the prior year’s quarter. Free cash flow after capital expenditures was $24.9 million compared to free cash flow after capital expenditures of $22.2 million in the fiscal fourth quarter of 2024.

Conference Call Details

Standex will host a conference call for investors tomorrow, August 1, 2025, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through August 1, 2026. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 81307#. The audio playback via phone will be available through August 8, 2025. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which exclude the impact of restructuring charges, purchase accounting, amortization from acquired intangible assets, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engineering Technologies, Scientific, Engraving, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the electrical grid, automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	June 30,
(In thousands)	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$104,542	154,203
Accounts receivable, net	172,702	121,365
Inventories	129,994	87,106
Prepaid expenses and other current assets	73,641	67,421
Total current assets	480,879	430,095

Property, plant, equipment, net	160,364	134,963
Intangible assets, net	225,757	78,673
Goodwill	610,338	281,283
Deferred tax asset	11,971	17,450
Operating lease right-of-use asset	47,998	37,078
Other non-current assets	29,573	25,515
Total non-current assets	1,086,001	574,962

Total assets	$1,566,880	$1,005,057

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$88,001	63,364
Accrued liabilities	63,204	56,698
Income taxes payable	15,770	7,503
Total current liabilities	166,975	127,565

Long-term debt	552,515	148,876
Operating lease long-term liabilities	40,057	30,725
Accrued pension and other non-current liabilities	67,743	76,388
Total non-current liabilities	660,315	255,989

Redeemable non-controlling interest	27,913	-

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	136,082	106,193
Retained earnings	1,126,851	1,086,277
Accumulated other comprehensive loss	(164,765)	(182,956)
Treasury shares	(428,467)	(429,987)
Total stockholders' equity	711,677	621,503

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,566,880	$1,005,057

Standex International Corporation

Consolidated Statement of Operations

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands, except per share data)	2025	2024	2025	2024

Net sales	$222,049	180,194	$790,107	$720,635
Cost of sales	130,751	110,781	474,859	438,634
Gross profit	91,298	69,413	315,248	282,001

Selling, general and administrative expenses	47,954	38,949	178,750	161,415
(Gain) loss on sale of business	-	-	-	(274)
Restructuring costs	2,920	903	6,903	8,206
Amortization of acquired intangible assets	4,647	2,025	14,612	8,184
Acquisition related costs	1,042	389	21,434	2,622
Other operating (income) expense, net	-	-	-	110

Income from operations	34,734	27,147	93,549	101,738

Interest expense	9,016	1,300	23,931	4,544
Other non-operating (income) expense, net	(364)	266	808	2,071
Total	8,652	1,566	24,739	6,615

Income from continuing operations before income taxes	26,082	25,581	68,810	95,123
Provision for income taxes	10,609	5,893	11,084	21,532
Net income from continuing operations	15,473	19,688	57,726	73,591

Income (loss) from discontinued operations, net of tax	13	(97)	(42)	(517)

Net income	15,486	19,591	57,684	73,074
Less: net income attributable to redeemable noncontrolling interest	660	-	1,924	-
Net income attributable to Standex International	$14,826	$19,591	$55,760	$73,074

Basic earnings per share:
Income (loss) from discontinued operations	-	-	-	(0.04)
Total income (loss) attributable to Standex International	$1.23	$1.67	$4.68	$6.22

Diluted earnings per share:
Income (loss) from discontinued operations	-	(0.01)	-	(0.04)
Total income (loss) attributable to Standex International	$1.23	$1.65	$4.64	$6.14

Average Shares Outstanding
Basic	11,990	11,761	11,926	11,763
Diluted	12,076	11,892	12,016	11,904

Standex International Corporation and Subsidiaries

Statements of Consolidated Cash Flows

(unaudited)

	Year Ended
	June 30,
(In thousands)	2025	2024

Cash flows from operating activities
Net income (loss)	$57,684	$73,074
Income (loss) from discontinued operations	(42)	(517)
Income from continuing operations	57,726	73,591

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,438	28,140
Stock-based compensation	8,691	9,811
Non-cash portion of restructuring charge	10	151
(Gain) loss on sale of business	-	(274)
Contributions to defined benefit plans	(7,796)	(10,238)
Net changes in operating assets and liabilities	(24,421)	(7,835)
Net cash provided by (used in) operating activities - continuing operations	69,648	93,346
Net cash provided by (used in) discontinued operations	(52)	(690)
Net cash provided by (used in) operating activities	69,596	92,656
Cash flows from investing activities
Expenditures for property, plant and equipment	(28,343)	(20,298)
Expenditures for acquisitions, net of cash acquired	(478,890)	(48,835)
Proceeds from the sale of business	-	7,774
Other investing activities	3,800	(270)
Net cash provided by (used in) investing activities - continuing operations	(503,433)	(61,629)
Net cash provided by (used in) investing activities - discontinued operations	-	-
Net cash provided by (used in) investing activities	(503,433)	(61,629)
Cash flows from financing activities
Proceeds from borrowings	792,313	-
Payments of debt	(389,109)	(25,000)
Cash dividend paid	(15,033)	(13,902)
Purchase of treasury stock and other	(9,906)	(31,824)
Activity under share-based payment plans	2,226	1,525
Net cash (used in) financing activities	380,490	(69,201)
Effect of exchange rate changes on cash and cash equivalents	3,686	(3,329)
Net change in cash and cash equivalents	(49,661)	(41,503)
Cash and cash equivalents at beginning of period	154,203	195,706
Cash and cash equivalents at end of period	$104,542	$154,203

Standex International Corporation

Selected Segment Data

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands)	2025	2024	2025	2024
Net Sales
Electronics	$115,192	$80,417	$400,130	$321,956
Engineering Technologies	32,040	25,271	102,595	83,476
Scientific	17,918	17,521	72,380	68,931
Engraving	32,958	32,749	128,360	150,685
Specialty Solutions	23,941	24,236	86,642	95,587
Total	$222,049	$180,194	$790,107	$720,635

Income from operations
Electronics	$28,009	$16,146	$87,927	$64,030
Engineering Technologies	4,308	5,270	15,428	15,216
Scientific	4,108	4,926	17,470	19,000
Engraving	4,643	3,943	17,647	26,708
Specialty Solutions	4,453	5,381	14,841	19,631
Gain (loss) on sale of business	-	-	-	274
Restructuring	(2,920)	(903)	(6,903)	(8,206)
Acquisition related costs	(1,042)	(389)	(21,434)	(2,622)
Corporate	(6,825)	(7,227)	(31,427)	(32,183)
Other operating income (expense), net	-	-	-	(110)
Total	$34,734	$27,147	$93,549	$101,738

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
(In thousands, except percentages)	2025	2024	% Change	2025	2024	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$222,049	$180,194	23.2%	$790,107	$720,635	9.6%
Income from operations, as reported	$34,734	$27,147	27.9%	$93,549	$101,738	-8.0%
Income from operations margin	15.6%	15.1%		11.8%	14.1%
Adjustments:
Restructuring charges	2,920	903		6,903	8,206
Acquisition-related costs	1,042	389		21,434	2,622
Amortization of acquired intangible assets	4,647	2,025		14,612	8,184
(Gain) loss on sale of business	-	-		-	(274)
Environmental remediation	-	-		-	110
Purchase accounting expenses	2,407	305		14,083	1,768
Adjusted income from operations	$45,751	$30,769	48.7%	$150,581	$122,354	23.1%
Adjusted income from operations margin	20.6%	17.1%		19.1%	17.0%
Interest and other income (expense), net	(8,652)	(1,566)		(24,739)	(6,615)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	-		554	309
Provision for income taxes	(10,609)	(5,893)		(11,084)	(21,532)
Discrete and other tax items	3,502	-		(5,444)	100
Tax impact of above adjustments	(1,808)	(869)		(12,113)	(4,817)
Net income from continuing operations, as adjusted	28,183	22,441	25.6%	97,755	89,799	8.9%
Less: net income attributable to redeemable noncontrolling interest	660	-		1,924	-
Net income attributable to Standex International, as adjusted	$27,523	$22,441	22.6%	$95,831	$89,799	6.7%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$15,473	$19,688	-21.4%	$57,726	$73,591	-21.6%
Net income from continuing operations margin	7.0%	10.9%		7.3%	10.2%
Add back:
Provision for income taxes	10,609	5,893		11,084	21,532
Interest expense	9,016	1,300		23,931	4,544
Depreciation and amortization	10,128	6,994		35,438	28,140
EBITDA	$45,226	$33,875	33.5%	$128,179	$127,807	0.3%
EBITDA Margin	20.4%	18.8%		16.2%	17.7%
Adjustments:
Restructuring charges	2,920	903		6,903	8,206
Acquisition-related costs	1,042	389		21,434	2,622
(Gain) loss on sale of business	-	-		-	(274)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	-		-	309
Environmental remediation	-	-		-	110
Purchase accounting expenses	2,407	305		14,083	1,768
Adjusted EBITDA	$51,596	$35,472	45.5%	$170,599	$140,548	21.4%
	23.2%	19.7%		21.6%	19.5%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$33,435	$28,737		$69,648	$93,346
Less: Capital expenditures	(8,581)	(6,533)		(28,343)	(20,298)
Free cash flow from continuing operations	$24,855	$22,204		$41,306	$73,048

Standex International Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended			Year Ended
Adjusted earnings per share from continuing operations	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change

Diluted earnings per share from net income attributable to Standex, as reported	$1.23	$1.66	-25.9%	$4.64	$6.18	-24.9%

Adjustments:
Restructuring charges	0.20	0.06		0.45	0.53
Acquisition-related costs	0.07	0.02		1.43	0.17
Amortization of acquired intangible assets	0.32	0.13		0.94	0.53
(Gain) loss on sale of business	-	-		-	(0.02)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	-		0.04	0.02
Environmental remediation	-	-		-	0.01
Discrete tax items	0.29	-		(0.45)	0.01
Purchase accounting expenses	0.17	0.02		0.93	0.11
Diluted earnings per share from net income attributeable to Standex, as adjusted	$2.28	$1.89	20.7%	$7.98	$7.54	5.8%